CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in Amendment No. 1 to the registration statement on Form S-1 (dated April 17, 2008) of China Voip & Digital Telecom, Inc. of our report dated January 27, 2008 on our audit of the financial statements of China Voip & Digital Telecom, Inc. and Subsidiary as of December 31, 2007 and the results of their operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006.

We consent to the use of our name and the statement with respect to us, as appearing under the heading “Experts” in the prospectus.

Kabani & Company, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California

April 17, 2008